UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Q & A for Employees

1.             Background Summary

The last two years have been a challenging time in our Nation’s economy, the financial services industry, West Coast Bank (WCB), and its many constituents, including employees and customers. The difficult economic conditions have caused West Coast Bank to lose money and this has adversely impacted the Bank’s capital base and third quarter, 2009 operating results.

Although West Coast Bank remains well-capitalized by regulatory definition, it has become evident during this prolonged recession that more capital would be helpful for the Company to return to profitability sooner.

In this question and answer document, we discuss three important developments for West Coast Bank.

1.     We are pleased to inform you that the Company has received a new capital investment totaling $155 million from highly-respected outside investors who are confident in the Bank’s future. The new capital will allow the Company to return to profitability sooner by resuming lending to qualified borrowers in our communities.

2.     The Bank has entered into a regulatory agreement with its regulators.

3.     The Bank announces its third quarter operating results.

West Coast Bank Gains the Endorsement of New Investors!

What is the new capital that has been raised?

West Coast Bancorp, the holding company for West Coast Bank and West Coast Trust, has received a significant investment of new capital from outside investors totaling $155 million in the form of a private placement. Nearly all of the new capital ($134.2 million) after transaction costs is being allocated to West Coast Bank to strengthen its liquidity and capital.

What have been West Coast Bank’s primary goals?

Two primary goals over the past two years have been to preserve capital and enhance liquidity.

Until the investment of new capital, West Coast Bank has preserved its capital primarily by reducing the residential construction loan portfolio. However, the recession has been deeper and longer than anticipated, and it became clear that the Bank needed additional capital to remain vibrant while the economy recovers. The new capital is also important to resume lending in our local communities. The resumption of lending will return the bank to profitability sooner.

Why did West Coast Bancorp raise capital?

•      Due to the cumulative effect of the operating losses the Bank has experienced over the past 12 months, our ability to grow loans in the future was hindered.

•      Growing loans in the future is critical for us to return to profitability.

•      The additional capital will provide the cushion necessary to address future losses, while allowing us to resume growing our loan portfolio and return to profitability.

•      The amount of capital raised exceeded what was required by the regulators.

How does the new capital improve these conditions?

•      It significantly enhances the overall financial strength of the Company, including bolstering the Bank’s September 30, 2009 pro-forma total risk-based capital ratio from 10.75% to 17.01%. In particular, following receipt of necessary stockholder approvals for converting the investments into common stock, it will improve the Tier 1and total capital ratios of both the Holding Company and the Bank.

•      It considerably improves other key financial ratios and significantly reduces concerns regarding the level of our classified assets relative to the amount of capital held by the Company.

•      It will return the Bank to profitability sooner through the ability to resume lending in our communities.

•      It will boost the confidence of our clients and communities in West Coast Bank.

•      It enables the Company to support the borrowing needs of our communities on a selective basis through our experienced relationship managers and get back to “business as usual”.

How will our capital compare to other community banks and large banks operating in the Northwest?

With this new investment of capital, West Coast Bancorp will have the ability to address future impacts of this economy and support the borrowing needs of our communities during these challenging economic times. The Bancorp’s pro forma total capital ratio at September 30, 2009 would be 17.54% and among the strongest of all Pacific Northwest banks as shown below:

Bank Holding Company	Total Capital Ratio at June 30, 2009
West Coast Bancorp	17.54	*
Columbia Banking System, Inc.	14.61
Umpqua Holdings Corporation	14.27
Sterling Financial Corporation	13.00
U.S. Bancorp	12.96
Banner Corporation	12.49
Frontier Financial Corporation	9.42
Cascade Bancorp	8.87
Columbia Bancorp	6.50
AmericanWest Bancorporation	5.66

*Pro forma capital ratio as of 9/30/09 assumes shareholder approval.

How will the proceeds of the capital be deployed?

•      The Company expects to have sufficient capital over time to enhance its market position through branch opportunities, to hire experienced relationship managers and to resume lending in a controlled way in our communities.

•      The new capital strengthens the ability of West Coast Bank to grow and prosper in the future. For additional details regarding the new capital invested, see the Form 8K at www.sec.gov.com and in the Investors Relations section of the WCB website at www.wcb.com.

What is the form of the additional capital?

•      The Holding Company will first issue preferred stock to the investors in exchange for cash.

•      The cash will then be invested in the capital structure of the Bank; thereby, increasing its total capital.

•      Once shareholders approve the issuance of additional common stock from the Holding Company, the preferred shares will be exchanged for common shares of the Holding Company.

•      The additional capital will improve the capital ratios at both the Bank and the Holding Company.

Do the Board and management support the issuance of the additional common stock?

The Board of Directors and management strongly support the authorization and issuance of the additional common stock for all the reasons previously discussed…stronger capital, ability to make more loans, and help to more quickly return the Bank to profitability.

What does the capital mean to West Coast Bank employees?

The receipt of new capital for the Company strengthens our financial position, and a strengthened capital base enables the Company to return to profitability sooner.

What will happen to my job?

No changes are anticipated to current staffing as part of this transaction.

What will happen to my benefits?

There will be no change from current benefits.

Will the new investors change West Coast Bank’s strategies and operations?

There are no plans to change the Bank’s strategic plan. The new investors support the Bank’s strategic plan, Client Value Proposition and the continued execution of the Bank’s growth strategy for the future. They have been clear that they want no changes to the existing executive management team to ensure continuity in executing our successful core operating business strategies.

The new investors will have representatives on the Board of West Coast Bancorp and West Coast Bank along with current Board members to determine the future direction of the Bank.

Will this impact my ability to serve customers?

No. Your excellent service and our innovative products will continue without interruption or change.

Why was the deal announced publicly before it was announced to employees?

This was a private placement and, as such, was confidential up until this point. A very small group of executives were aware of this transaction on a “need-to-know” basis.

What happens if current shareholders do not approve the authorization of additional common stock?

The mandatorily convertible preferred stock will not convert into common stock until that stock is available to be issued. If the preferred shares are not converted, they will bear a quarterly dividend.

Who are the new investors?

Many of the new investors have a history of making private investments in companies that they believe have good operating potential and will generate good rates of return in the future. The unaffiliated investors include MFP Partners, L.P., a family investment partnership managed by Michael F. Price: Castle Creek Capital, L.P.; and GF Financial, LLC; L.P.

The investors have invested significant time evaluating West Coast Bank, including management, the loan portfolio, strategic plan, and our Client Value Proposition. They believe the future potential of the Bank is positive and strong, justifying their significant investment in our Company.

While there are no guarantees that West Coast or any other public company will not be sold in the future, the commitment by the new investors and the Board is to continue to grow West Coast Bank, grounded in our Client Value Proposition.

How does the additional capital enhance West Coast Bank’s long-term prospects?

The capital provides many benefits:

•      The ability to return to profitability sooner.

•      The ability to make loans in our communities.

•      Increase our liquidity.

•      Enable the Bank to work through this difficult economic time.

Regulatory Agreement

What are the coordinated efforts with regulators?

This regulatory agreement, sometimes referred to as a cease and desist order, is a document in which the Bank and its regulators agree that the Company will meet certain performance objectives and goals over an agreed-upon period of time.  Management has already enacted many of the corrective actions to address the noted areas of focus in the regulatory agreement and the announced capital raise far exceeded what was required in the agreement.

It is important to reiterate what this agreement “is” and “is not.”

•      What the Agreement “is” - The agreement is a mutually-agreed upon action plan that meets the expectations and standards outlined by bank regulators. The focus of the plan is on improvement of enhanced financial performance, policies and procedures. Substantial progress has already been made, especially with the capital raised in this private placement.

•      What the Agreement “is not” - The agreement does not mean that West Coast Bank will cease operations and it does not mean that customers will be impacted in any way. Customers will continue to enjoy FDIC insurance on their deposits to the full extent of the program and the Bank will continue to provide all of the deposit and loan products and services that it does today without any interruption.

What effect will the regulatory agreement have on the Company’s future business plans?

We do not anticipate the agreement to have any impact on our business strategy. Why?

A.            Our current liquidity is already greater than what is required in the order, with the more than $100 million being added to that.

B.            We already have the ability to lend prudently in this market with our existing real estate concentration limits and capital levels. The new capital gives the Company additional capacity.

C.            Our basic business strategy of C & I (commercial and industrial) and home equity lending, combined with sophisticated deposit and cash management products will continue to give us a competitive advantage in this market place.

How does the agreement impact employees and customers?

•      The agreement will not have any impact on either customers or employees. Daily operations will continue as usual, and customers will not see anything different from before.

•      The matters identified in the agreement will be handled by the Board of Directors and executive management.

If customers want to talk to executive management, what should I do?

Contact your immediate manager who can elevate the issue to the appropriate level. This way we can address client questions and concerns in a timely manner. Sometimes clients, prospects, and other important centers of influence just want reassurance that your executive management team is available to meet with them and discuss questions and concerns.

Third Quarter Operating Results

The Company also announces an estimated operating loss after tax of approximately $12.4 million for the third quarter of 2009.

1.     Estimated third quarter results include a provision for credit losses of $20.3 million. As a result, the allowance for credit losses to total loans is estimated to be 2.20%, as compared to 2.01% as of June 30, 2009.

2.     The Company expects the provision for credit losses to remain elevated in the fourth quarter of 2009.

3.     The total nonperforming assets remained virtually unchanged from the previous quarter.

4.     The net interest margin declined in the current quarter due to the decline in loans and the growth of deposits.

What are West Coast Bank’s long-term prospects?

The Bank’s prospects are extremely strong! We continue to be committed to our core goals:

•      Maintaining a strong capital position — The new investment of capital reinforces our strength and provides a cushion for future economic events.

•      Growing core deposits — High Performance Checking (HPC) growth through business development efforts have generated 17,400 new checking accounts compared to 16,700 the same period a year ago. Core deposit balances have increased by over 9% in the same period!

•      Maintaining solid liquidity — Our loan to deposit ratio is 84.5% at September 30, 2009 - down from 102% in September 2008.

•      Timely disposing of OREO properties

•      Carefully managing operating expense

•      Returning to profitability as soon as possible

What is the anticipated timeline of events?

As you are aware, the new capital investment and regulatory agreement were announced in a press release on October 26, 2009. Simultaneously, the following things are taking place within the schedule outlined below:

•	All Manager Conf Call & Webinar	Scheduled for 10/26
•	Employee Q & A Distributed	E-Mailed 10/26
•	Managers Meet with Staff Teams	Immediately Following Webinar
•	Website Posting Completed	Posted 10/26
•	Customer Letters Distributed	Mailed 10/29
•	Shareholder Vote Deadline	To be determined

As always, executive management’s goal is to keep all employees well-informed about current happenings, and we encourage you to contact your direct report manager if you have any questions.

West Coast Bank has been in business for nearly 85 years and has managed through serious economic times. Our focus is on the future and continuing to execute on our Client Value Proposition, Core Values and Mission Statement.

Our primary goal is to continue to improve the financial strength of our Company so we position ourselves for a long and prosperous future, and can continue to serve our communities in the manner in which we have become known.

Thank you for all you do every day for West Coast Bank!

Key Points for Employees to Remember

1.       West Coast Bancorp is very excited and pleased about the $155 million capital raised through a private placement of which about $134.2 million will be contributed to West Coat Bank in the form of common equity.

2.       This investment by highly respected investors is a significant demonstration in their confidence in all of us, including the strategy that we have had in place over the years.

3.       The pro-forma Risk Based Total Capital Ratio of the bank will now exceed 17%, versus the 10.7% at September 30, 2009, significantly more than the 12%, or $107 million, required in the regulatory order, as announced.

4.       With the capital raise, the Bank has exceeded all the requirements outlined in the regulatory order, with respect to the amount of capital needed, the level of liquidity to be maintained, and the level of construction and non-owner occupied term commercial real estate loans relative to capital and the level of adversely classified assets and capital.

5.       Our pro forma total Risk Based Capital as of September 30, 2009 now exceeds the capital level of virtually all other community and large competitor banks (including U.S. Bank, Wells Fargo, Bank of America and Keycorp) operating in the Pacific Northwest.

6.       There are some additional things to be done under the order, which are important.  But these do not affect the strategy or day-to-day operations of the Company.  Those will be promptly addressed by executive management and the Board.

7.       This additional capital is a very important step in returning the bank to profitability, as we will now be able to resume lending activities to qualified borrowers in our local communities.

8.       No other bank in the Pacific Northwest that has been ordered by the regulators to raise capital has done so yet.  We are the very first and should be proud of that.

9.       Existing shareholders who may or may not be customers may ask about how this capital raise impacts them as shareholders or about the upcoming shareholder vote. Please refer all of those questions to your executive manager, Anders Giltvedt-CFO, or Bob Sznewajs-President/CEO.

10.     Please refer ALL MEDIA questions to your executive manager, as is our normal practice.

In closing there are several things to remember. Our goals over the past 18 months are still valid. These goals include:

•      To continue to grow our core deposits in key segments.

•      To continue to communicate with our employees and customers

•      To continue to reduce our OREO properties and to reduce our non performing loans.

•      To continue to carefully control operating expenses.

As mentioned above, the additional capital now gives us the ability to grow loans to qualified borrowers as this will be the revenue growth needed to attain profitability sooner. So our new goal, along with the existing ones, is going to be:

•      ACHIEVING PROFITABILITY AS SOON AS POSSIBLE.

Need more information? Everything you need to know has been posted on the West Coast Bank web site, wcb.com.

1.             You’ll find a message from the CEO on the home page of www.wcb.com (Click on the link at the bottom of the home page “A Message from Bob Sznewajs”.)

2.             If you would like to see the press release or more in-depth information about the transaction, then go to the Investor Relations page.

To get there, go to the top, right-hand section of the home page of wcb.com.

Click on Investor Relations, located at the top right-hand corner of wcb.com. From this page you can access the press release and the 8k, and also view a message and Q&A from our CEO.

3.             The press release is found on the left side of the page of the Investor Relation section under “Press Release”.

4.             The message from Bob is found mid-center page of the Investor Relations page under “Letter to Shareholders”.

*West Coast Bancorp’s Form 8K report filed with the Securities Exchange Commission (SEC) regarding this transaction goes into more depth about the capital investment. This report is available at www.sec.gov and in the Investor Relations section of the WCB website at www.wcb.com.

Additional Information:

In connection with certain matters related to the private placement, West Coast Bancorp intends to file with the SEC a proxy statement. West Coast Bancorp will mail the definitive proxy statement, when available, to its stockholders. Investors and security holders are urged to read the proxy statement with regards to certain matters related to the private placement when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by West Coast Bancorp with the SEC at the SEC’s website at www.sec.gov or from West Coast Bancorp by visiting the company’s website at www.wcb.com.  West Coast Bancorp and its directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of certain matters relating to the private placement. You can find information about West Coast Bancorp’s executive officers and directors in West Coast Bancorp’s definitive proxy statement filed with the SEC on March 18, 2009. You can obtain a free copy of this document from West Coast Bancorp by visiting the company’s website at www.wcb.com.  Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the matters related to the private placement when it becomes available.

Q & A for Customers

1.                                      Background Summary

The last two years have been a challenging time in our Nation’s economy, the financial services industry, West Coast Bank (WCB), and its many constituents, including employees and customers. The difficult economic conditions have caused West Coast Bank to lose money and this has adversely impacted the Bank’s capital base and third quarter, 2009 operating results.

Although West Coast Bank remains well-capitalized by regulatory definition, it has become evident during this prolonged recession that more capital would be helpful for the Company to return to profitability sooner.

In this question and answer document, we discuss three important developments for West Coast Bank.

1.             We are pleased to inform you that the Company has received a new capital investment totaling $155 million from highly-respected outside investors who are confident in the Bank’s future. The new capital will allow the Company to return to profitability sooner by resuming lending to qualified borrowers in our communities.

2.             The Bank has entered into a regulatory agreement with its regulators.

3.             The Bank announces its third quarter operating results.

West Coast Bank Gains the Endorsement of New Investors!

What is the new capital that has been raised?

West Coast Bancorp, the holding company for West Coast Bank and West Coast Trust, has received a significant investment of new capital from outside investors totaling $155 million in the form of a private placement. Nearly all of the new capital ($134.2 million) after transaction costs is being allocated to West Coast Bank to strengthen its liquidity and capital.

What have been West Coast Bank’s primary goals?

Two primary goals over the past two years have been to preserve capital and enhance liquidity.

Until the investment of new capital, West Coast Bank has preserved its capital primarily by reducing the residential construction loan portfolio. However, the recession has been deeper and longer than anticipated, and it became clear that the Bank needed additional capital to remain vibrant while the economy recovers. The new capital is also important to resume lending in our local communities. The resumption of lending will return the bank to profitability sooner.

Why did West Coast Bancorp raise capital?

•                 Due to the cumulative effect of the operating losses the Bank has experienced over the past 12 months, our ability to grow loans in the future was hindered.

•                 Growing loans in the future is critical for us to return to profitability.

•                 The additional capital will provide the cushion necessary to address future losses, while allowing us to resume growing our loan portfolio and return to profitability.

•                 The amount of capital raised exceeded what was required by the regulators.

How does the new capital improve these conditions?

•                  It significantly enhances the overall financial strength of the Company, including bolstering the Bank’s September 30, 2009 pro-forma total risk-based capital ratio from 10.75% to 17.01%. In particular, following receipt of necessary stockholder approvals for converting the investments into common stock, it will improve the Tier 1and total capital ratios of both the Holding Company and the Bank.

•                  It considerably improves other key financial ratios and significantly reduces concerns regarding the level of our classified assets relative to the amount of capital held by the Company.

•                  It will return the Bank to profitability sooner, through the ability to resume lending in our communities.

•                  It will boost the confidence of our clients and communities in West Coast Bank.

•                  It enables the Company to support the borrowing needs of our communities on a selective basis through our experienced relationship managers and get back to “business as usual”.

How does West Coast Bancorp compare to the local peers?

With this new investment of capital, West Coast Bancorp will have the ability to address future impacts of this economy and support the borrowing needs of our communities during these challenging economic times. The Bancorp’s pro forma total capital ratio at September 30, 2009 would be 17.54% and among the strongest of all Pacific Northwest banks as shown below:

Bank Holding Company	Total Capital Ratio at June 30, 2009
West Coast Bancorp	17.54	*
Columbia Banking System, Inc.	14.61
Umpqua Holdings Corporation	14.27
Sterling Financial Corporation	13.00
U.S. Bancorp	12.96
Banner Corporation	12.49
Frontier Financial Corporation	9.42
Cascade Bancorp	8.87
Columbia Bancorp	6.50
AmericanWest Bancorporation	5.66

*Pro forma capital ratio as of 9/30/09 assumes shareholder approval.

What is the form of the additional capital?

•                  The Holding Company will first issue preferred stock to the investors in exchange for cash.

•                  The cash will then be invested in the capital structure of the Bank; thereby, increasing its total capital.

•                  Once shareholders approve the issuance of additional common stock from the Holding Company, the preferred shares will be exchanged for common shares of the Holding Company.

•                  The additional capital will improve the capital ratios at both the Bank and the Holding Company.

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Should I expect any changes?

The excellent service, friendly people, and innovative products that you have experienced over the past years will continue without interruption.

How does this impact the safety and soundness of West Coast Bank?

Capital is an important element in the safety and soundness of any bank. The new capital investment enhances the Bank’s capital position and increases its total risk-based capital ratio to 17.01%, considerably above the level required by bank regulators.

Bank Enters Into Regulatory Agreement

What are the coordinated efforts with regulators?

This agreement, sometimes referred to as a cease and desist order, is a document in which the Bank and its regulators agree that the Company will meet certain performance objectives and goals over an agreed-upon period of time. Management has already enacted corrective actions to address the noted areas of focus in the regulatory agreement, and the announced capital raise far exceeds what was required in the agreement.

It is important to reiterate what this agreement “is” and “is not.”

•                  What the Agreement “is” - The agreement is a mutually-agreed upon action plan that meets the expectations outlined by bank regulators. The focus of the plan is on improvement of enhanced financial performance, policies and procedures. Substantial progress in addressing each item in the action plan has already been made, especially with the capital raised in this private placement.

•                  What the Agreement “is not” - The agreement does not mean that the Bank will cease operations and it does not mean that customers will be impacted in any way. Customers will continue to enjoy FDIC insurance on their deposits to the full extent of the program and West Coast Bank will continue to provide all of the deposit and loan products and services that it does today without any interruption.

What effect will the regulatory agreement have on the Company’s future business plans?

We do not anticipate the agreement to have any impact on our business strategy. Why?

A.                                 Our current liquidity is already greater than what is required in the order, with the more than $100 million being added to that.

B.                                   We already have the ability to lend prudently in this market with our existing real estate concentration limits and capital levels. The new capital gives the Company additional capacity.

C.                                   Our basic business strategy of C & I (commercial and industrial) and home equity lending, combined with sophisticated deposit and cash management products will continue to give us a competitive advantage in this market place.

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Bank Announces Third Quarter Operating Results

The Company also announces an estimated operating loss after tax of approximately $12.4 million for the third quarter of 2009.

1.             Estimated third quarter results include a provision for credit losses of $20.3 million. As a result, the allowance for credit losses to total loans is estimated to be 2.20%, as compared to 2.01% as of June 30, 2009.

2.             The Company expects the provision for credit losses to remain elevated in the fourth quarter of 2009.

3.             The total nonperforming assets remained virtually unchanged from the previous quarter.

4.             The net interest margin declined in the current quarter due to the decline in loans and the growth of deposits.

What are West Coast Bank’s long-term prospects?

The Bank’s prospects are extremely strong! We continue to be committed to our core goals:

•                  Maintaining a strong capital position — The new investment of capital reinforces our strength and provides a cushion for future economic events.

•                  Growing core deposits — High Performance Checking (HPC) growth through business development efforts have generated 17,400 new checking accounts compared to 16,700 the same period a year ago. Core deposit balances have increased by over 9% in the same period!

•                  Maintaining solid liquidity — Our loan to deposit ratio is 84.5% at September 30, 2009 - down from 102% in September 2008.

•                  Timely disposing of OREO properties

•                  Carefully managing operating expense

•                  Returning to profitability as soon as possible

West Coast Bank has been in business for nearly 85 years and has managed through serious economic times. Our continued focus is our customers and to execute on our Client Value Proposition, Core Values and Mission Statement.

We are very appreciative of the support of our customers and community partners as we work together to serve and improve the neighborhoods in which we operate. Our primary goal is to continue to improve the financial strength of West Coast Bank. This will position us for a long and prosperous future where we can continue to serve our customers in the manner to which we have become known.

* West Coast Bancorp’s Form 8K report filed with the Securities Exchange Commission (SEC) regarding this transaction goes into more depth about the capital investment. This report is available at www.sec.gov.com and in the Investor Relations section of the WCB website at www.wcb.com.

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Additional Information

In connection with certain matters related to the private placement, West Coast Bancorp intends to file with the SEC a proxy statement. West Coast Bancorp will mail the definitive proxy statement, when available, to its stockholders. Investors and security holders are urged to read the proxy statement with regards to certain matters related to the private placement when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by West Coast Bancorp with the SEC at the SEC’s website at www.sec.gov or from West Coast Bancorp by visiting the company’s website at www.wcb.com. West Coast Bancorp and its directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of certain matters relating to the private placement. You can find information about West Coast Bancorp’s executive officers and directors in West Coast Bancorp’s definitive proxy statement filed with the SEC on March 18, 2009. You can obtain a free copy of this document from West Coast Bancorp by visiting the company’s website at www.wcb.com. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the matters related to the private placement when it becomes available.

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